Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-214200) to Form S-4 on Form S-3 of Primo Water Corporation of our report dated March 16, 2015, relating to our audit of the consolidated financial statements, appearing in the Annual Report on Form 10-K of Primo Water Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Raleigh, NC

May 19, 2017